Exhibit 3.3

CERTIFICATE OF DESIGNATION OF SERIES

AND DETERMINATION OF RIGHTS AND PREFERENCES

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

REG NEWCO, INC.

REG Newco, Inc., a Delaware corporation (the “Company”), acting pursuant to Section 151 of the General Corporation Law of Delaware, does hereby submit the following Certificate of Designation of Series and Determination of Rights and Preferences of its Series A Preferred Stock.

FIRST: The name of the Company is REG Newco, Inc.

SECOND: By approval of the Board of Directors of the Company dated February 15, 2010, the following resolutions were duly adopted:

WHEREAS, the Certificate of Incorporation of the Company authorizes preferred stock consisting of sixty million (60,000,000) shares, par value $0.0001 per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors of the Company is authorized, subject to limitations prescribed by law and by the provisions of Article IV of the Company’s Certificate of Incorporation, to establish and fix the number of shares to be included in any series of preferred stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series;

WHEREAS, it is the desire of the Board of Directors to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED that pursuant to Article IV of the Certificate of Incorporation, there is hereby established a series of fourteen million (14,000,000) shares of cumulative convertible preferred stock of the Company designated as the “Series A Preferred Stock” which shall have the rights, preferences, powers, restrictions and limitations set forth as follows.

1. Relative Seniority. The Series A Preferred Stock shall, with respect to payment of dividends or in the case of redemption, liquidation, dissolution or winding up of the Company, rank (a) senior and prior to the Common Stock of the Company and to any other class or series of capital stock issued by the Company not designated as ranking senior to or pari passu with the Series A Preferred Stock with respect to payment of dividends or in the case of redemption, liquidation, dissolution or winding up of the Company (collectively, the “Junior Stock”); (b) pari passu with any other class or series of capital stock of the Company, the terms of which specifically provide that such class or series shall rank pari passu with the Series A Preferred Stock with respect to payment of dividends or in the case of redemption, liquidation, dissolution or winding up of the Company (such other class or series of capital stock and the Series A Preferred Stock together, the “Parity Stock”); and (c) junior to any other class or series of capital stock of the Company, the terms of which specifically provide that such class or series shall rank senior to the Series A Preferred Stock with respect to payment of dividends or in the case of redemption, liquidation, dissolution or winding up of the Company (the “Senior Stock”).

2. Dividends.

(a) General. The holders of the Series A Preferred Stock shall accrue dividends at the rate of $.88 per share per annum (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) calculated on the basis of a 360-day year, consisting of twelve 30-day months, and shall accrue on a daily basis from the date of issuance thereof, compounded annually from the date of issuance, whether or not declared and shall be cumulative (the “Accrued Dividends”); provided, however, that except as set forth in Sections 3, 5 and 6, the Company shall be under no obligation to pay such Accrued Dividends; and, provided further, the holders’ right to receive dividends pursuant to this Section 2(a) shall terminate (other than with respect to Accrued Dividends as of the date of conversion) upon the conversion of the shares of Series A Preferred Stock into Common Stock pursuant to Section 5 below. In the event that, during any calendar year, dividends are paid on both the Series A Preferred Stock and the Common Stock, and the amount of dividends each share of Series A Preferred Stock would have received had it been converted into Common Stock on the first day of such calendar year exceeds the amount of dividends per share paid to the holders of Series A Preferred Stock during such year, then, within five (5) business days following the end of such calendar year, the holders of Series A Preferred Stock shall receive an amount per share equal to the difference between the amount of dividends each share of Series A Preferred Stock would have received had it been converted to Common Stock as of the first day of such year and the amount of dividends paid with respect to each share of Series A Preferred Stock during such year (the “Participating Dividend Payment”), and the amount of the Participating Dividend Payment will be subtracted from the Accrued Dividends with respect to each outstanding share of Preferred Stock as of the date the Participating Dividend Payment is made.

(b) Dividends in Arrears. If any Accrued Dividends on the Series A Preferred Stock shall not have been paid, or declared and set apart for payment, the deficiency shall be fully paid or declared and set apart for payment before any dividend (other than dividends on shares of Common Stock payable in shares of Common Stock) shall be paid or declared or set apart for Junior Stock and before any purchase or acquisition of any Junior Stock is made by the Company, except the repurchase of Junior Stock from employees of the Company upon termination of employment. At the earlier of: (i) the redemption of the Series A Preferred Stock; (ii) the conversion of the Series A Preferred Stock pursuant to Section 5; or (iii) the liquidation, dissolution or winding up of the Company (including in connection with an Acquisition as defined in Subsection 3(c) below), all Accrued Dividends shall be paid to the holders of record of outstanding shares of Series A Preferred Stock as provided in Section 6 in the event of a redemption of the Series A Preferred Stock, Sections 2(c) or 5, as applicable, in the event of the conversion of the Series A Preferred Stock and Section 3(a) in the event of a liquidation, dissolution or winding up of the Company (including an Acquisition). No accumulation of dividends on the Series A Preferred Stock shall bear interest.

(c) Manner of Payment. Except as set forth in Subsection 5(a) or Subsection 5(b) below, dividends on the Series A Preferred Stock shall be paid in cash at the time specified in Subsection 2(b) above; provided, however, in the event of a conversion pursuant to Subsection 5(a) or Subsection 5(b), as applicable, in which the Company and such holder do not jointly elect to include the amount of Accrued Dividends in the conversion, and such conversion occurs prior to February 26, 2014, then the Company may elect to postpone the cash payment of any or all Accrued Dividends until up to the earliest to occur of (i) a QPO (as defined in Subsection 5(a)(i) below), (ii) the liquidation, dissolution or winding up of the Company (including in connection with an Acquisition deemed to be a liquidation pursuant to Subsection 3(c) below) or (iii) February 26, 2014. When payable hereunder, each dividend shall be mailed to the holders of record of the Series A Preferred Stock as their names and addresses appear on the share register of the Company or at the office of the transfer agent.

(a) Waiver of Dividend. Notwithstanding anything herein to the contrary, the timing or amount of any payment of Accrued Dividends owing to the holders of Series A Preferred Stock hereunder may be waived by the written consent or affirmative vote of the Preferred Supermajority (as hereinafter defined in Section 3(c) below).

3. Liquidation, Dissolution or Winding Up.

(a) General. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, (i) the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any Senior Stock, but before any payment shall be made to the holders of Junior Stock by reason of their ownership thereof, an amount equal to $13.75 per share of Series A Preferred Stock (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (“Series A Base Value”) plus any and all Accrued Dividends accrued but unpaid thereon (whether or not declared), together with any other dividends declared but unpaid thereon in an amount which together for such Series A Base Value plus Accrued Dividends and any other dividends declared but unpaid thereon shall not exceed $16.50 per share (the “Series A Accreted Value”) and (ii) the holders of previously converted shares of Series A Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any Senior Stock, but before any payment shall be made to the holders of Junior Stock by reason of their ownership thereof, any accrued and unpaid dividends on such previously converted shares of Series A Preferred Stock, in an amount which does not exceed the Series A Accreted Value less the Series A Base Value. If upon any such liquidation, dissolution or winding up of the Company the remaining assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock and the holders of previously converted shares of Series A Preferred Stock the full amount to which they shall be entitled, the holders of Parity Stock shall first share ratably in any distribution of the remaining assets and funds of the Company in proportion to the respective amounts which would otherwise be payable in respect of the Parity Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full, and the holders of previously converted shares of Parity Stock shall then share ratably in any distribution of any remaining assets and funds of the Company in proportion to the respective amounts which would otherwise be payable in respect of any accrued and unpaid dividends on such shares previously held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b) Participation. After the payment of all preferential amounts required to be paid to the holders of Preferred Stock upon the dissolution, liquidation, or winding up of the Company, all of the remaining assets and funds of the Company available for distribution to its stockholders shall be distributed ratably among the holders of the Common Stock and the holders of the Series A Preferred Stock as if the Series A Preferred Stock has been converted pursuant to Section 5.

(c) Treatment of Consolidations, Mergers, and Sales of Assets. The merger or consolidation of the Company into or with another corporation which results in the exchange of outstanding shares of the Company, the sale of all or substantially all the assets of the Company, or the license of all or substantially all of the assets of the Company, including without limitation any sale (whether by merger or otherwise) of all or substantially all of the assets or the license of all or substantially all of the assets of one or more subsidiaries (the “Subject Subsidiaries”) of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by the Subject Subsidiaries shall be deemed to be a liquidation, dissolution or winding up of the Company for purposes of this Section, unless the Company’s stockholders of record as constituted immediately prior to any such transaction, by virtue of securities issued as consideration for such transaction hold at least 50% of the voting power of the surviving or acquiring entity in approximately the same relative percentages after such transaction as before (any transaction so deemed to be a liquidation, dissolution or winding up, an “Acquisition”). The amount deemed distributed to the holders of Series A Preferred Stock upon any such merger or consolidation shall be the cash or the value of the property, rights and/or securities distributed to such holders by the acquiring person, firm or other entity; provided, however, that if the holders of at least seventy-five percent (75%) of the then outstanding shares of Series A Preferred Stock that were issued in exchange for shares of the series A, series AA, series B or series BB preferred stock of Renewable Energy Group, Inc. a Delaware corporation (“REG”), pursuant to the Second Amended and Restated Agreement and Plan of Merger executed November 20, 2009 by and among the Company, REG and REG Merger Sub, Inc. (the “Preferred Supermajority”), affirmatively approve by written consent an Acquisition in accordance with Section 4 below and, in connection with such approval, expressly agree in writing that the cash, securities or other property shall be distributed among the holders of Preferred Stock and Common Stock in accordance with the applicable agreement or agreements setting forth the terms and conditions of such Acquisition, the holders of Preferred Stock and Common Stock shall be entitled to receive upon the closing of such Acquisition only such amounts as are set forth in such agreement or agreements. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Company, taking into consideration the relevant terms of any underlying transaction documents. In the event the Company continues to exist following an Acquisition, after payment in full of the liquidation preference as provided for in this Section 3, the certificates representing shares of the Series A Preferred Stock issued and outstanding immediately prior to the consummation of the Acquisition shall be cancelled and extinguished and the holders of such shares of Series A Preferred Stock shall have no further rights in the Company.

4. Voting.

(a) Each holder of outstanding shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible (as adjusted from time to time pursuant to Section 5 hereof), at each meeting of stockholders of the Company (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Company for their action or consideration. Except as provided by law, by the provisions of Subsection 4(b) below or by the provisions establishing any other series of Preferred Stock, holders of Series A Preferred Stock and of any other outstanding series of Preferred Stock shall vote together with the holders of Common Stock as a single class.

(b) Protective Provisions. Subject to the rights of series of Preferred Stock that may from time to time come into existence and any contractual agreements or restrictions which may be then in effect in any agreement of stockholders or other organizational document to which the holders of Series A Preferred Stock and the Company may be a party, the approval by written consent of the Preferred Supermajority (in addition to any other applicable stockholder approval requirements required by law) shall be required for the Company to take the following actions:

(i) authorize or issue, or obligate itself to issue, any shares of Preferred Stock or any other equity security on parity with or having a preference over any series of Preferred Stock with respect to dividends, liquidation, redemption or voting, including any security convertible into or exercisable for any such equity security, or authorize any subsidiary to issue any equity security or any such securities convertible or exercisable therefor;

(ii) increase or decrease the number of authorized shares of any series of Preferred Stock;

(iii) amend the Certificate of Incorporation or Bylaws of the Company, including the amendment of the Certificate of Incorporation by the adoption or amendment of any Certificate of Designation or similar document, or amend the organizational documents of any subsidiary, in any such case other than amendments solely to the extent required to authorize the issuance of any Junior Stock or any security convertible into or exercisable for any Junior Stock;

(iv) alter or change the rights, preferences or privileges of the shares of any series of the Preferred Stock;

(v) issue, or cause any subsidiary to issue, any indebtedness, other than trade accounts payable and/or letters of credit, performance bonds or other similar credit support incurred in the ordinary course of business, or amend, renew, increase or otherwise alter in any material respect the terms of any indebtedness previously approved or required to be approved by the holders of the Preferred Stock other than the incurrence of debt solely to fund the payment of Accrued Dividends on the Preferred Stock or solely to fund the redemption of the Preferred Stock pursuant to Section 6;

(vi) increase the authorized number of directors constituting the Board of Directors of the Company from fourteen (14) directors;

(vii) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of capital stock of the Company; provided, however, that this restriction shall not apply to the repurchase of shares of Preferred Stock pursuant to Section 6 or the repurchase of shares of Junior Stock from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment;

(viii) declare or pay dividends or otherwise make distributions with respect to any shares of capital stock of the Company, other than dividends on the Preferred Stock;

(ix) declare bankruptcy, dissolve, liquidate or wind up the affairs of the Company or any subsidiary;

(x) modify or change the nature of the Company’s business such that a material portion of the Company’s business is devoted to any business other than the business of (A) designing, constructing or operating facilities for biofuels, chemicals or by-products thereof and (B) procurement, manufacturing, selling, distribution, logistics, marketing or risk management related to biofuels, chemicals or by-products thereof;

(xi) make or permit any subsidiary to make any capital expenditure in excess of $500,000 which is not otherwise included in the annual budget previously approved by the Board of Directors of the Company;

(xii) effect any Acquisition;

(xiii) acquire directly or through a subsidiary the stock or any material assets of another corporation, partnership or other person or entity for consideration valued at more than ten percent (10%) of the total assets of the Company as of the most recent month-end prior to such acquisition as reflected on the balance sheet of the Company prepared in accordance with generally accepted accounting principles consistently applied; or

(xiv) agree or commit to do any of the foregoing;

provided, however, that nothing in this Section 4(b) shall be deemed to alter any statutory provision entitling a particular class or series of shares to vote as a class or series with respect to such matter.

5. Conversion Rights.

The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Automatic Conversion.

(i) Each of the issued and outstanding shares of Series A Preferred Stock shall be automatically converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Issue Price (as defined below), plus (to the extent the Company and such holder jointly elect to include the amount of Accrued Dividends in the conversion) Accrued Dividends, by the Conversion Price (as defined below) in effect at the time of conversion, upon (A) the closing of the sale of shares of Common Stock, at a price per share to the public (before deducting any commissions or other expenses) of at least two times the Original Series A Issue Price (as defined below) (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), in a firm commitment underwritten public offering pursuant to an effective registration statement on Form S-1 (or any such successor form) under the Securities Act of 1933, as amended (the “Act”), underwritten by a nationally recognized and reputable investment bank, resulting in an aggregate proceeds to the Company of at least $40,000,000 (a “QPO”), or (B) the date specified in a written contract or agreement of the Preferred Supermajority, or (C) if the shares of Common Stock have a closing price on NASDAQ or any national securities exchange in excess of $24.75 per share for ninety (90) consecutive trading days with an average daily trading volume on such trading days of at least US $8,000,000.

(ii) All holders of record of shares of Series A Preferred Stock then outstanding will be given at least 10 days’ prior written notice of the date fixed and the place designated for automatic conversion of all such shares of Series A Preferred Stock pursuant to this Section 5(a). Such notice will be sent by first class or registered mail, postage prepaid, to each record holder of Series A Preferred Stock at such holder’s address last shown on the records of the transfer agent for the Series A Preferred Stock (or the records of the Company, if it serves as its own transfer agent).

(b) Optional Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $11.00 per share of Series A Preferred Stock (the “Original Series A Issue Price”), plus (to the extent the Company and such holder jointly elect to include the amount of Accrued Dividends in the conversion) Accrued Dividends, by the Conversion Price (as defined below) in effect at the time of conversion. The Conversion Price at which shares of Common Stock shall be deliverable upon conversion of Series A Preferred Stock without the payment of additional consideration by the holder thereof (the “Conversion Price”) shall initially be the Original Series A Issue Price. Such initial Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

In the event of a liquidation of the Company, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Series A Preferred Stock.

(c) Mechanics of Conversion.

(i) In order to convert shares of Series A Preferred Stock into shares of Common Stock in accordance with this Section 5, the holder shall (A) in the event of a conversion pursuant to Subsection 5(a)(i)(B) or Subsection 5(b) (an “Elective Conversion”), provide written notice to the Company that such holder elects to convert all or any number of the shares represented by such certificate or certificates and the date of conversion which notice, if notice is provided after February 26, 2014, must be received by the Company at least sixty (60) days prior to the date selected by the holder for conversion (the “Conversion Notice”), (B) surrender the certificate or certificates for such shares of Series A Preferred Stock at the office of the transfer agent (or at the principal office of the Company if the Company serves as its own transfer agent), and (C) state in writing such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or his or its attorney duly authorized in writing. The conversion date shall be the date for conversion specified in the Conversion Notice in the case of an Elective Conversion or in any other case on the date of receipt of such certificates by the transfer agent or the Company following the occurrence of the event (other than an Elective Conversion) giving rise to conversion. The Company shall, as soon as practicable after the conversion date, issue and deliver at such office to such holder, or to his nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share and, except as provided in Section 2(c), cash in the amount of any Accrued Dividends (through the date one day prior to the date the shares of Series A Preferred Stock were converted) payable in respect of the shares of Series A Preferred Stock converted pursuant to this Section 5.

(ii) The Company shall at all times during which the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock (including any Accrued Dividends). Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

(iii) All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate on the applicable conversion date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor. Any shares of Series A Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Company may from time to time take such appropriate action as may be necessary to reduce the number of shares of authorized Series A Preferred Stock accordingly.

(iv) If the conversion is in connection with an underwritten offer of securities registered pursuant to the Act, the conversion may at the option of any holder tendering Series A Preferred Stock for conversion be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of the sale of securities.

(d) Conversion Price Adjustments of Series A Preferred Stock for Certain Dilutive Issuances, Splits and Combinations.

(i) The Conversion Price of the Series A Preferred Stock, as applicable, shall be subject to adjustment from time to time as follows:

(A) If the Company shall issue, after the date upon which any shares of Series A Preferred Stock were first issued (the “Purchase Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for Series A Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such Series A Preferred Stock in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to subsection 5(d)(i)(E)(1) or (2)) plus the number of shares of Common Stock that the aggregate consideration received by the Company for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to subsection 5(d)(i)(E)(1) or (2)) plus the number of shares of such Additional Stock; provided, however, for purposes of such calculation (1) it shall not include any additional shares of Common Stock issuable with respect to shares of Preferred Stock, convertible securities, or exercisable options, warrants or other rights for the purchase of shares of stock or convertible securities, solely as a result of the adjustment of such Series A Conversion Price (or other conversion ratios) resulting from the issuance of Additional Stock causing such adjustment and (2) the grant, issue or sale of Additional Stock consisting of the same class of security, and warrants to purchase such security and notes convertible into such security, issued or issuable at the same price at two or more closings within a six month period shall be aggregated and shall be treated as one sale of Additional Stock occurring on the earliest date on which such securities were granted, issued or sold.

(B) No adjustment of the Conversion Price for the Series A Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 5(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

(D) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors irrespective of any accounting treatment, taking into consideration the relevant terms of any underlying transaction documents.

(E) In the case of the issuance (whether before, on or after the applicable Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 5(d)(i) and subsection 5(d)(ii):

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 5(d)(i)(C) and (d)(i)(D)), if any, received by the Company upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Company (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 5(d)(i)(C) and (d)(i)(D)).

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Company upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series A Preferred Stock to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issuable upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 5(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 5(d)(i)(E)(3) or (4).

(ii) “Additional Stock” shall mean any shares of capital stock issued (or deemed to have been issued pursuant to subsection 5(d)(i)(E)) by the Company after the Purchase Date other than:

(A) Common Stock issued pursuant to a transaction described in subsection 5(d)(iii) hereof;

(B) Shares of Common Stock issuable or issued to employees, consultants, directors, officers, advisors or vendors (if in transactions with primarily non-financing purposes) of the Company or directors of West Central Cooperative, directly or pursuant to a stock option plan, stock purchase or restricted stock plan, or other arrangement or agreement approved by the Board of Directors of the Company, in an aggregate amount not to exceed 5,400,000 shares;

(C) Shares of Common Stock issued, issuable or deemed to have been issued by the Company upon conversion of Preferred Stock;

(D) shares of Common Stock issued or issuable (I) in a public offering before or in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock or (II) upon exercise of warrants or rights granted to underwriters in connection with such a public offering;

(E) Shares of Common Stock issued, issuable or deemed to have been issued in connection with the acquisition by the Company of the stock or assets of another corporation, partnership or other entity, provided that such issuances are first approved by the Board of Directors and for purposes other than primarily equity financing for the Company; and

(F) Shares of Common Stock issued, issuable or deemed to have been issued to a vendor, lender or equipment lessor or in connection with strategic or licensing transactions, joint ventures or similar transactions, provided that such issuances are first approved by the Board of Directors (including the affirmative approval of a majority of the directors designated by

NGP, Westway and Bunge and the affirmative approval of the director designated by the USBG Group as provided in the Stockholder Agreement dated on or about February 26, 2010 by and between the Company and certain of its stockholders);

(G) The issuance up to 1,313,359 shares of Common Stock upon the exercise of warrants outstanding as of February 26, 2010 at the exercise prices specified therein (subject to anti-dilution adjustments provided therein); and

(H) Shares of Common Stock issued, issuable or deemed to have been issued in connection with any borrowings by the Company, direct or indirect, from financial institutions, whether or not presently authorized, including any type of loan or payment evidenced by any type of debt instrument, provided that such issuances are approved by the Board of Directors (including the affirmative approval of a majority of the directors designated by NGP, Westway and Bunge and the affirmative approval of the director designated by the USBG Group as provided in the Stockholder Agreement dated on or about February 26, 2010 by and between the Company and certain of its stockholders.)

(iii) In the event the Company should at any time or from time to time after a Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 5(d)(i)(E).

(iv) If the number of shares of Common Stock outstanding at any time after a Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e) Other Distributions. In the event the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 5(d)(iii), then, in each such case for the purpose of this subsection 5(e), the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Company into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 5 or Section 3) provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(g) No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

(h) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share (with one-half being rounded upward). The calculation of the number of shares to be issued shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Preferred Stock pursuant to this Section 5, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Series A Preferred Stock.

(i) Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Series A Preferred Stock, at least ten (10) business days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(j) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of Series A Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation, and shall not, until such action is taken to increase the authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, issue any shares of Common Stock.

(k) Notices. Any notice required by the provisions of this Section 5 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company or by electronic transmission in the manner permitted by the General Corporation Law of the State of Delaware.

(l) Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived by the consent or vote of the holders of the majority of the outstanding shares of such series either before or after the issuance causing the adjustment.

6. Redemption of the Preferred Stock.

(a) At any time and from time to time on or after February 26, 2014, the Preferred Supermajority may require, by providing written notice thereof to the Company (a “Redemption Election”), that all or part of the issued and outstanding shares of Preferred Stock be redeemed by the Company out of funds lawfully available therefor; provided, however, that any such redemptions shall be for an aggregate Redemption Price, as defined below, of at least $5,000,000. Within fourteen (14) days following the receipt by the Company of a Redemption Election, the Company shall provide written notice to all holders of Preferred Stock of the Redemption Election (a “Redemption Notice”) which shall set forth the date of such redemption (the “Redemption Date”) and shall allow all other holders of Preferred Stock the opportunity to participate in the redemption transaction by providing written notice to the Company (an “Election Notice”) within ten (10) days following the receipt of the Redemption Notice of such holder’s election to participate and the number and series of shares held by such holder to be redeemed by the Company. The Redemption Date shall be determined by the Company and shall be (i) a date not less than forty-five (45) days and not more than one hundred and eighty (180) days after the date of the Redemption Notice (a “Standard Redemption Date”), or (ii) a date that is more than one hundred and eighty (180) days after the date of the Redemption Election but prior to the date which is eighteen months following such date (a “Delayed Redemption Date”). On the applicable Redemption Date, concurrently with surrender by the holders of the certificates representing such shares to be redeemed, the Company shall, to the extent it may lawfully do so, redeem all issued and outstanding shares of Series A Preferred Stock to be redeemed by paying an amount per share therefor equal to (i) in the event such redemption occurs on a Standard Redemption Date, the greater of (A) the Fair Market Value (as defined in Section 6(d) below) per share of Series A Preferred Stock, as of the date of the Redemption Election or (B) the Series A Accreted Value; or (ii) in the event such redemption occurs on a Delayed Redemption Date, the greater of (x) the Fair Market Value per share of Series A Preferred Stock, as of the date which is sixty (60) days prior to the Delayed Redemption Date, or (y) the Series A Accreted Value, (in each case, the “Redemption Price”). Each holder of Preferred Stock to be redeemed shall surrender to the Company the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the applicable Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If the Company does not have sufficient funds legally available to redeem on any Redemption Date all shares of Preferred Stock to be redeemed on such Redemption Date, (i) the Company shall redeem a pro rata portion of each holder’s redeemable shares of Preferred Stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Company has funds legally available therefore, and (ii) the Company shall use commercially reasonable efforts to obtain sufficient legally available funds in order to effectuate the complete redemption of all shares of Preferred Stock to be redeemed on the Redemption Date as soon as practicable after the Redemption Date.

(b) In the event the Company sets a Delayed Redemption Date, upon written notice to the Company not less than thirty (30) days prior to the Delayed Redemption Date, each holder of shares of Preferred Stock electing to redeem shares pursuant to an Election Notice shall have the right, by written notice to the Company, to revoke their election to have such shares redeemed.

(c) From and after a Redemption Date, all rights of the holders of the shares of Preferred Stock designated for redemption as holders of Preferred Stock (except the right to receive the Redemption Price, without interest, upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever. The shares of Preferred Stock covered by an Election Notice but not redeemed due to the Company’s having insufficient funds legally available for redemption thereof shall remain outstanding and entitled to all the rights and preferences provided herein until redeemed as provided in Section 7(a) above.

(d) For purposes of calculating the Redemption Price, the “Fair Market Value” per share of Series A Preferred Stock, shall be determined in good faith by the Board of Directors (other than those directors affiliated with or nominated by any holder of Preferred Stock that has submitted an Election Notice) as of the applicable date and in making such determination it shall not give consideration to any discount related to shares representing minority interest or related to any illiquidity or lack of marketability of shares arising from restrictions on transfer under applicable federal or state securities laws, but shall take into consideration the rights and preferences of the Preferred Stock. If the holders of a majority of the Preferred Stock to be redeemed disagree with such determination of Fair Market Value, such holders shall provide written notice to the Company thereof (a “Value Dispute”) and the Fair Market Value per share of the Series A Preferred Stock, shall be determined by the following procedures. Each of the Company, on the one hand, and the holders of Series A Preferred Stock submitting the Value Dispute, on the other hand, shall appoint an independent appraiser, each of whom shall independently determine the Fair Market Value per share of Series A Preferred Stock (the “Appraised Values”). If the higher of the Appraised Values is not more than 25% higher than the lower of the Appraised Values, then the Fair Market Value per share will be the average of the two Appraised Values. If the higher of the Appraised Values is more than 25% higher than the lower of the Appraised Values, then the parties shall appoint a third independent appraiser who shall, within thirty (30) days following receipt of the Appraised Values, select one of the two Appraised Values as the Fair Market Value per share which is closest to the Fair Market Value per share determined by such third party appraiser (the “Third Party Determination”). The Third Party Determination shall be binding on and non-appealable by the Company and the holders of the shares of Preferred Stock to be redeemed. Following the receipt of the Third Party Determination, the Redemption Date shall be deemed to be the date which is ten (10) days thereafter. All costs of the appraisers pursuant to this Section 6(d) shall be split equally by the Company on the one hand and the holders of Preferred Stock to be redeemed on the other hand.

7. Sinking Fund.

There shall be no sinking fund for the payment of dividends, or liquidation preferences on the Series A Preferred Stock or the redemption of any shares thereof.

8. Amendment.

This Certificate of Designation constitutes an agreement between the Company and the holders of the Series A Preferred Stock. It may be amended by vote of the Board of Directors of the Company and the written consent of the Preferred Supermajority;

provided, however, that nothing in this Section 8 shall be deemed to alter any statutory provision entitling a particular class or series of shares to vote as a class or series with respect to such amendment; provided further, however, any such amendment that would have a material adverse effect on the rights of a particular holder of shares of Preferred Stock provided in this Certificate of Designation, but would not have a similar material adverse effect on all holders of Preferred Stock generally, shall require the consent of such materially adversely affected holder.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its Chief Executive Officer and attested to by its Treasurer this 26th day of February, 2010.

By:	/s/ Daniel J. Oh
Daniel J. Oh, President

ATTEST:

/s/ Natalie Lischer
Natalie Lischer, Secretary and Treasurer

SERIES A CERTIFICATE OF DESIGNATION SIGNATURE PAGE